Exhibit 11.1

Corporate Express, Inc.
Statement Regarding Computation of Net Income (Loss) Per Share

Primary Earnings Per Share
                                           Three Months         Three Months
                                              Ended                Ended
                                           June 1, 1996         May 27, 1995
                                           ------------         ------------
Net income                                 $  9,616,000         $  6,506,000
                                           ============         ============

Net income per share                       $       0.13         $       0.10
                                           ============         ============


Weighted average shares outstanding          69,111,690           59,086,500

Common Stock Equivalents:
     Stock options and warrants               6,027,034            3,884,500


                                           ------------         ------------
Total weighted average shares outstanding    75,138,724           62,971,000
                                           ============         ============


Fully Diluted Earnings Per Share

Fully diluted earnings per share differs from primary earnings per share by less than 3%.

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